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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
First Horizon Pharmaceutical Corporation Company:

We consent to the incorporation by reference in registration statement No.'s 333-39106 and 333-40856 on Form S-8 of First Horizon Pharmaceutical Corporation of our report dated January 18, 2002, with respect to the historical statements of net sales and product contribution of the Furadantin Product of Dura Pharmaceuticals, Inc. (a subsidiary of Elan Corporation, plc) for the period from January 1, 2001 through December 21, 2001 and the year ended December 31, 2000, which report appears in the Form S-1 of First Horizon Pharmaceutical Corporation dated March 4, 2002 and is incorporated by reference in the Form 8-K of First Horizon Pharmaceutical Corporation dated March 4, 2002.

/s/ KPMG LLP

San Diego, California
March 4, 2002